Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM International Mutual Funds (Invesco International Mutual Funds) of our report dated December 21, 2023, relating to the financial statements and financial highlights of Invesco EQV Asia Pacific Equity Fund, which appears in AIM International Mutual Funds (Invesco International Mutual Funds)’s Annual Report on Form N-CSR for the year ended October 31, 2023. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

Houston, Texas
November 26, 2024